Exhibit 99.1 - Press Release dated June 5, 2007

Shumate Industries Signs Letter of Intent With Haskel International to License Hemiwedge(R) Sub-Sea High Pressure Technology

Tuesday June 5, 9:45 am ET

CONROE, Texas--(BUSINESS WIRE)--Shumate Industries, Inc. (OTCBB:SHMT - News), a Texas-based energy field services company, announced today the Company has executed a non-binding letter of intent with Haskel International Inc. outlining its interest in licensing Shumate's new proprietary Hemiwedge® technology to Haskel for use in new sub-sea high pressure products.

The indication of interest and proposed terms of the license agreement grants Haskel exclusive license to Shumate's proprietary Hemiwedge® technology worldwide in the field of sub-sea products in smaller bore size applications. Under the terms of the letter of intent, the license fee at signing is proposed within a range of $250 thousand to $500 thousand, which is a function of the final scope of the license and other terms within the proposed agreement. Other terms will include paying a royalty on sales of Hemiwedge® licensed products with minimums over time. All parties are working to complete additional required marketing studies, due diligence and a definitive agreement over the next 120 days.

Patrick Kealey, President and General Manager of Haskel International stated, "We have been working with the Hemiwedge® technology team for almost two years in a collaborative effort to develop new proprietary products that operates at very high pressures for use in sub-sea applications. This growth market demands long lasting high performance products and trends to higher pressures."

Larry Shumate, Chairman and Chief Executive Officer of Shumate Industries, stated, "We are very energized by the opportunity to have our products affiliated with a global company like Haskel International, which is a subsidiary of a Fortune 100 corporation. Their sterling 60 year reputation and experience in sub sea high pressure is an important association for Hemiwedge® to penetrate that growing market. We believe this new relationship presents another strong opportunity for Shumate to prove the effectiveness and quality of our Hemiwedge® technology."

About Haskel International Inc.

Haskel International Inc. is recognized as the world's leading manufacturer of hydraulic and pneumatic driven, high pressure systems and accessories. For nearly 60 years, Haskel has been a recognized leader in high pressure technology, manufacturing a wide range of high pressure air driven liquid pumps, gas boosters, air amplifiers, systems and accessory equipment. For more information visit their web site at www.haskel.com

About Shumate Industries, Inc.

Shumate Industries, Inc. is a Texas-based energy field services company that incorporates new technologies to bring products to market leveraging its existing infrastructure, expertise and customer channels. The Company operates through two wholly owned subsidiaries, 1.) Shumate Machine Works, an energy-focused contract machining and manufacturing division, and 2.) Hemiwedge Valve Corporation, a proprietary new valve technology division, with product lines targeting flow control, sub-sea, down-hole and tar sands applications. For additional information on the Company and its products please visit www.shumateinc.com.

Forward-Looking Statements

This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, customer concentration risk, difficulties in refinancing its debt, difficulties in consolidating the operations of the Company's operating subsidiaries, difficulties in accelerating internal sales growth, volatility of the energy business and its effects on the Company's business, difficulties in new technology acceptance within the energy industry, restrictive covenants in our existing credit facilities, fluctuations in metals prices, general economic conditions in markets in which we do business, extensive environmental and workplace regulation by federal and state agencies and other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission.

Contact:
Shumate Industries, Inc., Conroe
Matthew Flemming, CFO, 936-539-9533
or
Alliance Advisors, LLC
Mark McPartland, 910-221-1827 (Investor Relations)

Source: Shumate Industries, Inc